Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Paul A. Brown, M.D., Founder and Chairman	Alisa Steinberg (Media)
Stephen J. Hansbrough, President and CEO	Stephen D. Axelrod, CFA
HearUSA, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
(561) 478-8770	(212) 370-4500 Fax (212)370-4505

HEARUSA REPORTS FISCAL 2006 RESULTS

West Palm Beach, Florida, April 5, 2007 -- HearUSA, Inc. (AMEX: EAR) today reported net revenues of $88.8 million for its fiscal year ended December 30, 2006, an increase of 15.8% when compared to 2005 revenues of $76.7 million. Of the $12.1 million increase, 55% was generated from acquisitions and 45% from organic growth. Due to the timing of the closings throughout the year, only approximately $5.3 million of revenues from acquisitions made in 2006 were recorded in 2006. As a result, the Company expects to benefit in 2007 from approximately $7 million to $9 million in additional revenues related to the trailing effect of the acquisitions made during 2006, assuming revenues remain at the current level. Hearing aid unit sales increased 19.6% compared to unit sales in 2005.

Income from operations for fiscal 2006 was approximately $3.8 million (4.3% of revenues) compared with $3.7 million (4.8% of revenues) for the comparable period last year. This includes approximately $800,000 (0.9% of revenues) in 2006 of non-cash intangible asset amortization associated with prior acquisitions compared to approximately $600,000 (0.8% of revenues) of intangible asset amortization in 2005, and approximately $1 million (1.1% of revenues) of stock-based compensation expense calculated in accordance with FASB 123R in 2006 which was not in effect in 2005. The Company’s long-term objective is to reach an operating margin (income from operations as a percentage of revenues) of 10-12% and believes that it will improve operating margin in the near-term as a direct result of the recently revised arrangements with Siemens.

The net loss applicable to common stockholders for 2006 was $3.3 million, or $0.10 per share, compared to a net loss applicable to common stockholders of $3.0 million, or $0.09 per share, for 2005. The 2006 net loss applicable to common stockholders includes approximately $1 million of FASB 123R stock-based compensation expense ($0.03 per share) and approximately $800,000 of amortization expense of intangible assets ($0.03 per share). The 2005 net loss applicable to common stockholders did not include the FASB 123R stock-based compensation expense, but did include approximately $600,000 ($0.02 per share) of the amortization expense of intangibles. In addition, the net loss applicable to common stockholders includes net non-cash charges related to debt discount amortization and warrant liability adjustments of $2.4 million ($0.08 per share) in 2006 as compared to $2 million ($0.06 per share) in 2005 and non-cash deferred income tax expense of $871,000 ($0.03 per share) in 2006 compared to $1.7 million ($0.05 per share) in 2005. Management believes that fluctuations in non-cash amortization of intangible assets, net non-cash charges related to debt discount amortization and warrant liability adjustments as well as deferred income tax expenses should be considered in reviewing results of operations as they present meaningful information to both management and the investors but may not be indicative of the Company’s on-going operations and economic performance.  It should also be noted that, while it will be an on-going charge, the Company began to record a minority interest expense in mid 2006. The amount recorded was approximately $600,000 for the second half of 2006.

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Stephen J. Hansbrough, President and CEO stated, “Fiscal 2006 was a challenging year, but one that witnessed many accomplishments which will set the stage for a successful 2007. We have improved the Company’s capital structure with the new supply and credit agreements with Siemens our strategic partner. This transaction has already enabled the Company to expand upon its acquisition program. We expect that the full benefits from the new agreements will manifest themselves in fiscal 2007 and beyond, particularly as they relate to an improvement in our operating margin.”

“While the second half of 2006 was affected by the reinstituted Florida Medicaid hearing aid program, we believe the effect of this program is over. We have seen our average selling prices return to the level experienced during the first half of 2006. The Company remains highly confident that it will reach its objectives for 2007 of 15% to 20% annual revenue growth for the year and be within a range of $102 million and $107 million. In addition to growing via our acquisition program, the Company’s internal goal is to also increase revenues from comparable centers by 5-10%,” Mr. Hansbrough concluded.

Gino Chouinard, Executive Vice President and CFO stated, “A review of line item expenses indicates that our general and administrative expenses, taking into account the impact of FASB 123R, were reduced as a percentage of revenues compared to 2005 levels. The only other line item expense that was not flat or decreased when compared to 2005 was cost of products sold, which we expect will improve on a going forward basis as a result of the recent transaction with Siemens. We anticipate tight expense control, especially within our general and administrative expenses, which we expect to rise at a lower rate than the revenue growth expectations.”

Ken Schofield, COO, commented, “We are on target to reach our goal in 2007 of acquiring operations that are generating approximately $10-15 million of annual revenues. Three transactions with estimated annual revenues of $2.4 million have already closed and we have four signed letters of intent for centers with total estimated annual revenues of $2.1 million scheduled to close early in the second quarter. On the organic side of the business, we are very excited about our new advertising campaign featuring Coach Don Shula as our spokesperson.”

As previously announced, the Company will include in its Form 10-K for the 2006 fiscal year restated financial information for fiscal 2002 through 2005 and the first three quarters of 2006. On April 2, 2007, the Company filed an Item 4.02 Form 8-K reporting that on March 30, 2007, its board of directors determined that its consolidated financial statements for the years ended December 25, 2004 and December 31, 2005 should no longer be relied upon because of errors relating to the accounting treatment and disclosures of the recognition of deductible temporary differences and net operating loss carryforwards which were originally established in July of 2002 when the Company acquired Helix Hearing Care of America Corp. (“Helix”). In a Form 8-K/A filed on April 3, 2007, the Company disclosed that it had quantified and identified with greater certainty the amount and nature of the restatements and reported that information. On April 5, 2007, the Company further amended its Form 8-K to disclose that the Board had determined that the effect of the restatement on the first three quarters of 2006 was such that the quarterly reports on Form 10-Q for those periods should no longer be relied upon. The non-cash adjustments comprising the restatements will not affect the Company’s working capital, total net revenues, income from operations, loss from continuing operations before income tax expense and minority interest, or cash flows for the affected periods. The comparative numbers used in this press release for 2005 are as so restated.

Management will host a conference call on Tuesday, April 10, 2007 at 4:30pm Eastern. Interested parties may participate in the call by dialing (877) 407-9210; international callers dial (201) 689-8049. The conference call will also be available for replay until Tuesday, April 17, 2007 at midnight. For the replay, please dial (877) 660-6853, for the international participants the access number is (201) 612-7415 (Account #: 286, Conference ID: 237835). There will also be a live web cast that can be accessed at: http://www.investorcalendar.com/EventPage.asp?ID=115217.

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About HearUSA

HearUSA, Inc. provides hearing care to patients primarily through its company-owned hearing care centers, which offer a complete range of quality hearing aids, with an emphasis on the latest digital technology. HearUSA Centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, and Missouri and the province of Ontario, Canada. The company also derives revenues from its HearUSA Hearing Care Network, comprised of 1,600 affiliated audiologists in 49 states, as well as its website that enables online purchases of hearing related products, such as batteries, hearing aid accessories and assistive listening devices. For further information, click on "investor information" at HearUSA's website www.hearusa.com.

This press release contains forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995, including those concerning the Company’s expectation that it will benefit in 2007 from approximately $7 million to $9 million in additional revenues related to the trailing effect of the acquisitions made during 2006; the Company’s long-term objective of achieving operating margin (income from operations as a percentage of revenues) of 10-12% and its belief that it will improve operating margin in the near-term as a direct result of the recently revised arrangements with Siemens; the Company’s expectation that the full benefits from the Siemens agreements will manifest themselves in fiscal 2007 and beyond, particularly as they relate to an improvement in the Company’s operating margin; the Company’s objectives for 2007 of 15% to 20% annual revenue growth for the year, or within a range of $102 million and $107 million; its goals of growing via its acquisition program and of increasing revenues from comparable centers by 5-10%; the Company’s expectation that cost of products sold will decrease on a going forward basis as a result of the Siemens transaction; the Company’s anticipation of tight expense control in 2007 and an increase in general and administrative expenses for 2007 at a lower rate than the expected revenue growth rate; and the Company’s goal in 2007 of acquisitions with $10-15 million of trailing twelve month revenues. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as successful implementation of the Company’s acquisition program; integration of the newly acquired centers and maintenance of revenue levels from those centers; the Company’s ability to maintain cost controls and limit expenses; the successful implementation of the new Siemens agreements; the ability of the Company to maintain unit sales of Siemens hearing aids; market demand for the Company’s goods and services; changes in the pricing environment; general economic conditions in those geographic regions where the Company’s centers are located; the impact of competitive products; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the fiscal year ended December 30, 2006.

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